As filed with the Securities and Exchange Commission on May 8, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ASSURANT, INC.

(Exact name of registrant as specified in its charter)

Delaware	39-1126612
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Assurant, Inc. 28 Liberty Street, 41st Floor New York, New York	10005
(Address of Principal Executive Offices)	(Zip Code)

Assurant, Inc. 2017 Long Term Equity Incentive Plan

(Full title of the plan)

Carey S. Roberts

Executive Vice President, Chief Legal Officer and Secretary

Assurant, Inc.

28 Liberty Street, 41st Floor

New York, New York 10005

(212) 859-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share	550,000(1)	$94.21(2)	$51,815,500(2)	$6,280.04(2)

(1)

Includes an aggregate of 550,000 additional shares of Common Stock to be issued pursuant to the grant or exercise of awards under the Assurant, Inc. 2017 Long Term Equity Incentive Plan, as amended (the “Plan”), including additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plan.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h), based on the $94.21 per share average of the high and low sales prices of the Common Stock on the New York Stock Exchange on May 2, 2019.

EXPLANATORY NOTE

Pursuant to General Instruction E to Form S-8, this Registration Statement on Form S-8 (this “Registration Statement”) is being filed for the purpose of registering an additional 550,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), of Assurant, Inc. (the “Company”) to be issued pursuant to the grant or exercise of awards under the Assurant, Inc. 2017 Long Term Equity Incentive Plan, which was amended on May 7, 2019 to increase the available share reserve thereunder by 550,000 shares of Common Stock (as amended, the “Plan”). The shares of Common Stock registered hereby are of the same class as the 1,500,000 shares of Common Stock previously registered on an effective Registration Statement on Form S-8 filed with the Securities and Exchange Commission on May 12, 2017 (File No. 333-217940) (the “2017 Registration Statement”) and the contents of the 2017 Registration Statement are incorporated by reference herein and made a part of this Registration Statement, except as amended hereby.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 5.	Interests of Named Experts and Counsel.

Carey S. Roberts, who has given a legal opinion as to the validity of the securities being registered, is employed by the Company as Executive Vice President, Chief Legal Officer and Secretary, participates in the Plan and owns less than 1% of the issued and outstanding shares of the Common Stock.

Item 8.	Exhibits.

The following exhibits are filed with this Registration Statement:

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, originally filed on May 12, 2017).

4.2	Amended and Restated By-Laws of the Registrant (incorporated by reference from Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, originally filed on May 12, 2017).

5.1	Opinion of Carey S. Roberts, Esq.

23.1	Consent of Carey S. Roberts, Esq. (included as part of Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (included on the signature page hereto)

99.1	Assurant, Inc. 2017 Long Term Equity Incentive Plan (incorporated by reference from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, originally filed on May 8, 2019).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Assurant, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 8, 2019.

ASSURANT, INC.

By:	/s/ Alan B. Colberg
Alan B. Colberg
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alan B. Colberg, Richard S. Dziadzio, Carey S. Roberts and Daniel A. Pacicco, and each of them (with full power in each to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 8, 2019.

Signature	Title

/s/ Alan B. Colberg Alan B. Colberg	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Richard S. Dziadzio Richard S. Dziadzio	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Daniel A. Pacicco Daniel A. Pacicco	Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)

/s/ Elaine D. Rosen Elaine D. Rosen	Non-Executive Board Chair

/s/ Juan N. Cento Juan N. Cento	Director

/s/ Harriet Edelman Harriet Edelman	Director

/s/ Lawrence V. Jackson Lawrence V. Jackson	Director

/s/ Charles J. Koch Charles J. Koch	Director

/s/ Jean-Paul L. Montupet Jean-Paul L. Montupet	Director

/s/ Debra J. Perry Debra J. Perry	Director

/s/ Paul J. Reilly Paul J. Reilly	Director

/s/ Robert W. Stein Robert W. Stein	Director